Exhibit 99.1

Corporate Headquarters P.O 64683 St. Paul, Minnesota 55164-0683	Contact:	Scott Dvorak Investor Relations 651-236-5150

NEWS	For Immediate Release	September 13, 2004

H.B. Fuller Comments on Third Quarter Earnings

and Revises Full Year Guidance

ST. PAUL, Minn. - H.B. Fuller Company (NYSE: FUL) today announced that net income for the third quarter ended August 28, 2004 is expected to be $0.32 to $0.34 per share (diluted). The primary reasons for the reduced net income compared to the third quarter of 2003 are the rate of rapidly rising raw material costs exceeding selling price increases, higher than expected operating expenses for bad debt and legal settlements, partially offset by a favorable tax settlement. The fourth quarter’s net income is expected to see improvement over that of the previous year’s fourth quarter, as selling price increases implemented earlier begin to be realized.

Due to the third quarter results and the continuing volatility of raw material pricing and supply, full year net income for fiscal year 2004 is expected to be lower than the original guidance given earlier this year.

Third quarter results will be released after the market close on Tuesday, September 21, 2004. H.B. Fuller will host a conference call on September 22, 2004 at 9:30 a.m. central time (10:30 a.m. eastern time). The call can be heard live over the Internet at H.B. Fuller’s website at www.hbfuller.com, under shareholder relations, or at www.streetevents.com.

Safe Harbor for Forward-Looking Statement

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; product mix; availability and price of raw materials; the company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations

(particularly with respect to the euro, the British pound, the Japanese yen, the Australian and Canadian dollars, the Argentine peso and the Brazilian real); the effect of new accounting pronouncements and accounting charges and credits, and similar matters. Further information about the various risks and uncertainties can be found in the company’s SEC 10-K filing of February 25, 2004 and 10-Q filing of July 2, 2004. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the company and the regions where the company does business makes it difficult to determine with certainty the increases or decreases in sales resulting from changes in the volume of products sold, currency impact, changes in product mix and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included. References to volume changes include volume and product mix changes, combined.

H.B. Fuller Company is a worldwide manufacturer and marketer of adhesives, sealants, coatings, paints and other specialty chemical products, with fiscal 2003 net sales of $1,287 million. Common stock is traded on the NYSE exchange under the symbol FUL. For more information about the Company, visit their website at: http://www.hbfuller.com.

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